Sub-Item 77D: Policies with respect to security investments

The Hartford High Yield Fund

Deleted the following disclosure “This fund will invest no more than 25% of its total assets in securities rated below “B3” by Moody’s or “B-” by S&P or “B-” by Fitch, or, if unrated, determined to be of comparable quality by Hartford Investment Management.

The Hartford High Yield Municipal Bond Fund

Although the fund does not have restrictions regarding maturity, the fund tends to have an average maturity of 5-25 years.

The Hartford International Growth Fund

The Fund employs a multiple portfolio manager structure whereby the portfolio is divided into segments, each under a separate portfolio manager or team with its own approach.  Each investment approach will continue to be focused on capital appreciation, and together the investment strategies represent an opportunistic, diversified fund profile that invests in globally competitive growth companies within growing sectors.

The Hartford Money Market Fund

The fund will maintain a dollar-weighted average portfolio maturity of 90 days or less and will not acquire any security with a remaining maturity of more than 397 days.

The fund may invest up to 100% of its total assets in securities of foreign issuers.

The fund purchases securities which Hartford Investment Management believes offer attractive returns relative to the risks undertaken.  In certain market conditions, the fund may be more allocated to lower-yielding securities.  There can be no guarantee that the fund will achieve or maintain any particular level of yield.  In addition, Hartford Investment Management adjusts the average maturity of the portfolio in anticipation of interest rate changes.

The Hartford Conservative Allocation Fund

Under normal market conditions, adjusting the fund’s investments in the Underlying Funds generally will achieve approximately 40% of assets in equity funds and approximately 60% of assets in fixed income funds, although these percentages may vary from time to time. The equity component will be comprised of domestic and international equity funds while the fixed income component will be comprised of fixed income funds investing in several asset classes of varying credit quality.

The Hartford Target Retirement 2010 Fund

As of March 1, 2009, under normal market conditions, adjusting the fund’s investments in the Underlying Funds generally will achieve approximately 56% of assets in equity funds and approximately 44% of assets in fixed income funds, although these percentages may vary from time to time.  The equity component will be comprised of domestic and international equity funds, while the fixed income component will be comprised of fixed income funds investing in several asset classes of varying credit quality.

Up until the fund’s target retirement date, the fund’s portfolio allocation will become more conservative by increasing its allocation to fixed income funds so that by the target retirement date (2010) the fund’s investments in the Underlying Funds are expected to be approximately 55% in equity funds and approximately 45% in fixed income funds, although these percentages may vary from time to time. The fund will continue to invest for approximately 25 years after its target retirement date (2010). After the target retirement date (2010), the allocation will continue to become more conservative such that the fund will reach its most conservative allocation approximately 25 years after the target retirement date (2010).

The Hartford Target Retirement 2020 Fund

As of March 1, 2009, under normal market conditions, adjusting the fund’s investments in the Underlying Funds generally will achieve approximately 69% of assets in equity funds and approximately 31% of assets in fixed income funds, although these percentages may vary from time to time.  The equity component will be comprised of domestic and international equity funds, while the fixed income component will be comprised of fixed income funds investing in several asset classes of varying credit quality.

Up until the fund’s target retirement date, the fund’s portfolio allocation will become more conservative by increasing its allocation to fixed income funds so that by the target retirement date (2020) the fund’s investments in the Underlying Funds are expected to be approximately 55% in equity funds and approximately 45% in fixed income funds, although these percentages may vary from time to time. The fund will continue to invest for approximately 25 years after its target retirement date (2020). After the target retirement date (2020), the allocation will continue to become more conservative such that the fund will reach its most conservative allocation approximately 25 years after the target retirement date (2020).

The Hartford Target Retirement 2030 Fund

As of March 1, 2009, under normal market conditions, adjusting the fund’s investments in the Underlying Funds generally will achieve approximately 81% of assets in equity funds and approximately 19% of assets in fixed income funds, although these percentages may vary from time to time.  The equity component will be comprised of domestic and international equity funds, while the fixed income component will be comprised of fixed income funds investing in several asset classes of varying credit quality.

Up until the fund’s target retirement date, the fund’s portfolio allocation will become more conservative by increasing its allocation to fixed income funds so that by the target retirement date (2030) the fund’s investments in the Underlying Funds are expected to be approximately 55% in equity funds and approximately 45% in fixed income funds, although these percentages may vary from time to time. The fund will continue to invest for approximately 25 years after its target retirement date (2030). After the target retirement date (2030), the allocation will continue to become more conservative such that the fund will reach its most conservative allocation approximately 25 years after the target retirement date (2030).